Exhibit 99.1

Crexus Investment Corp. Reports Results for the 2nd Quarter 2012

NEW YORK--(BUSINESS WIRE)--August 1, 2012--CreXus Investment Corp. (NYSE: CXS), today reported GAAP net income for the quarter ended June 30, 2012 of $14.4 million or $0.19 per average share, as compared to $22.1 million or $0.29 per average share for the quarter ended June 30, 2011 and $16.1 million or $0.21 per average share for the quarter ended March 31, 2012.

Common dividends declared for the quarters ended June 30, 2012, June 30, 2011 and March 31, 2012, were $0.27, $0.25 and $0.27 per common share, respectively. The Company distributes dividends based on its current estimate of taxable earnings per common share, not GAAP earnings. Taxable and GAAP earnings will typically differ due to items such as differences in premium amortization and discount accretion, non-taxable unrealized and realized gains and losses, credit loss recognition, and non-deductible general and administrative expenses. The annualized dividend yield on the Company’s common stock for the quarter ended June 30, 2012, based on the June 30, 2012 closing price of $10.17, was 10.62%.

On a GAAP basis the Company provided a return on average equity of 6.24%, 10.03% and 6.97%, for the quarters ended June 30, 2012 and June 30, 2011, and March 31, 2012, respectively.

Kevin Riordan, Chief Executive Officer and President of CreXus, commented on the quarter’s results. “Our markets remain competitive, with a range of opportunities for new investments and portfolio improvement. In the second quarter CreXus closed $150 million of new subordinate debt investments; completed the sale of a $50 million senior ‘A’ note and sold two hotels realizing approximately $11 million and a pre-tax gain of $1.8 million. In the process, we increased our portfolio yield and extended our maturities. Our transaction pipeline is active, and I believe CreXus is well positioned to continue to execute on opportunities as they arise.”

The weighted average yield on interest earning debt assets was 11.27%, 4.72% and 11.11% at June 30, 2012, June 30, 2011 and March 31, 2012, respectively. The yield on the Company’s real estate portfolio, which includes real estate held for sale, as of the quarter ended June 30, 2012, and March 31, 2012 was 7.78% and 8.10%, respectively. The Company held no real estate properties at June 30, 2011.

The following table summarizes segmented investment portfolio information for the Company:

	Quarter ended	Quarter ended	Quarter ended
	June 30, 2012	June 30, 2011	March 31, 2012
Real Estate Debt Portfolio	(dollars in thousands)
Debt investment portfolio at period-end	$676,478	$928,860	$630,087
Interest bearing liabilities at period-end	-	46,550	-
Secured financing leverage at period-end (Debt:Equity) (1)	-	0.1:1	-
Fixed-rate investments as percentage of portfolio	65%	38%	67%
Adjustable-rate investments as percentage of portfolio	35%	62%	33%
Fixed-rate investments
Agency mortgage-backed securities as percentage of fixed-rate assets	-	49%	-
Commercial mortgage loans as percentage of fixed-rate assets	100%	46%	100%
Commercial preferred equity as percentage of fixed-rate assets	-	5%	-
Adjustable-rate investments
Commercial mortgage loans as percentage of adjustable-rate assets	100%	100%	100%
Weighted average yield on interest earning debt assets at period-end	11.27%	4.72%	11.11%
Weighted average cost of funds on debt portfolio at period-end (1)	-	0.20%	-
Real Estate Properties Portfolio including Net Lease Operations
Real estate investment at period-end (2)	81,604	-	90,664
Annualized yield on real estate investment portfolio at period end (3)	7.78%	-	8.10%
Mortgages payable on real estate	19,150	-	19,150
Net equity in investments real estate	62,454	-	71,514
Annualized yield on net equity in investments in real estate (3)	9.09%	-	9.45%
Weighted average cost of funds on real estate investment financing (4)	3.49%	-	3.49%
(1)	Excludes participation sold (non-recourse).
(2)

Includes $44.0 million and $52.8 million in real estate held for sale at June 30, 2012 and March 31, 2012, respectively.

Also includes related net intangible assets in excess of liabilities associated with purchase price allocation.

(3)

Gain on sale from discontinued operations assets and related tax estimate were not annualized for purposes of determining the yield on equity.

Estimated corporate tax rate of 49% on gain on sale of discontinued operations.

(4)	Includes payments related to interest rate swap and excludes change in market value of interest rate swap included in interest expense.

The following table summarizes characteristics for each asset class:

	Quarter ended		Quarter ended			Quarter ended
	June 30, 2012		June 30, 2011			March 31, 2012
	Commercial	Real	Commercial	Preferred	Agency	Commercial	Real
	Loans	Estate	Loans	Equity	MBS	Loans	Estate
Weighted average amortized cost basis	$97.0	-	$82.1	$93.4	$104.8	$96.4	-
Weighted average coupon	9.50%	-	3.96%	10.09%	4.78%	8.68%	-
Fixed-rate percentage of asset class	65%	-	22%	100%	100%	67%	-
Adjustable-rate percentage of asset class	35%	-	78%	-	-	33%	-
Weighted average yield on assets at period-end	11.27%	7.78% (1)	4.70%	10.88%	4.12%	11.11%	8.10%
Weighted average cost of funds at period-end	-	3.49%	-	-	0.20%	-	3.49%
(1)	Includes payments related to interest rate swap and excludes change in market value of interest rate swap included in interest expense.

At June 30, 2012, June 30, 2011 and March 31, 2012, the Company’s commercial mortgage loan portfolio had no loans that were 30 days or more delinquent. At June 30, 2012, the Company has no Allowance for Loan Losses. At June 30, 2012 the Company had classified one loan as Watch List. The Company had no loans classified as Watch List at June 30, 2011 and March 31, 2012.

The accretion of discount on the Company’s loan and preferred equity portfolio, which is a component of interest income, for the quarters ended June 30, 2012, June 30, 2011 and March 31, 2012, was $2.6 million, $1.2 million and $11.1 million, respectively. The total net discount remaining at June 30, 2012 was $20.8 million.

The Company recorded net loss from discontinued operations of $46 thousand during the quarter ended June 30, 2012, which represents the net operating results of collateral acquired during the quarter ended March 31, 2012 via a deed in lieu of foreclosure which is recorded as real estate held for sale in the Consolidated Statements of Financial Condition. Net loss from discontinued operations for the quarter ended June 30, 2012 is recorded net of tax provision of $1.6 million. The Company recorded a pre-tax gain on sale of approximately $1.8 million on the sale of two properties from discontinued operations during the quarter ended June 30, 2012.

Annualized general and administrative expenses, including the management fee, as a percentage of average total equity was 2.00%, 1.80% and 2.67% for the quarters ended June 30, 2012 and 2011, and March 31, 2012, respectively. At June 30, 2012, the Company had a common stock book value per share of $11.96, as compared to $11.72 and $12.04 at June 30, 2011 and March 31, 2012, respectively.

CreXus acquires, manages and finances, directly or through its subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial real property, commercial mortgage-backed securities and other commercial and residential real estate-related assets. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company, a wholly owned subsidiary of Annaly Capital Management, Inc.

The Company prepares a supplement to provide additional quarterly information for the benefit of its shareholders. The supplement can be found at the Company’s website in the Investor Relations section under “Quarterly Supplemental Information”.

The Company will hold the second quarter 2012 earnings conference call on Thursday, August 2, 2012, at 11:00 a.m. ET. The number to call is 1-866-524-3160 for domestic calls, 1-412-317-6760 for international calls and 1-866-605-3852 for Canadian calls. There is no pass code; please reference CreXus Investment Corp. second quarter earnings. The replay number is 1-877-344-7529 for domestic calls and 1-412-317-0088 for international calls and the conference number is 10016749. The replay will be available at 1:00 p.m. ET through August 6, 2012 at 9:00 a.m. ET. There will be a web cast of the call on www.crexusinvestment.com. If you would like to be added to the e-mail distribution list, please visit www.crexusinvestment.com, click on Investor Relations, then E-Mail Alerts, enter your e-mail address where indicated and click the Submit button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our business and strategy; our projected financial and operating results; our ability to obtain and maintain financing arrangements and the terms of such arrangements; financing and advance rates for our targeted assets; our continuing or future relationships with third parties; our ability to realize our expectations of advantages of acquiring assets; general volatility of the markets in which we acquire assets; the implementation, timing and impact of, and changes to, various government programs; our expected assets; changes in the value of our assets; interest rate mismatches between our assets and our borrowings used to fund such purchases; changes in interest rates and mortgage prepayment rates; effects of interest rate caps on our adjustable-rate assets; rates of default or decreased recovery rates on our assets; prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; the degree to which our hedging strategies may or may not protect us from interest rate volatility; changes in governmental regulations, tax law and rates, accounting guidance, and similar matters; availability of opportunities in real estate-related and other securities; availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; our understanding of our competition; market trends in our industry, interest rates, the debt securities markets or the general economy; our ability to integrate and manage newly acquired assets into our portfolio; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent annual report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share and per share data)

	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Assets:	(unaudited)	(unaudited)	(1)	(unaudited)	(unaudited)
Cash and cash equivalents	$189,128	$257,490	$202,814	$47,233	$37,130
Commercial mortgage-backed securities, at fair value	-	-	-	-	-
Agency mortgage-backed securities, at fair value	-	-	-	200,335	210,031
Commercial mortgage net of allowance for loan losses ($0, $0, $369, $331, and $331, respectively)
Senior	123,845	200,878	374,348	323,850	384,465
Subordinate	38,720	38,527	71,517	71,041	92,845
Mezzanine	513,913	390,682	306,936	278,418	220,307
Preferred equity, net allowance for loan losses ($0, $0, $0, $38, and $38, respectively)	-	-	-	21,282	21,212
Real estate held for available for sale	44,071	52,800	-	-	-
Investment in real estate, net	34,196	34,466	33,196	-	-
Intangible assets, net	5,306	5,412	-	-	-
Rents receivable	154	87	32	-	-
Accrued interest receivable	4,140	3,509	2,608	3,861	3,500
Principal receivable from servicer	11,429	-	-	-	-
Other assets	2,527	3,540	1,420	975	401
Total assets	$967,429	$987,391	$992,871	$946,995	$969,891

Liabilities:
Mortgages payable	$19,150	$19,150	$16,600	$-	$-
Participation sold (non-recourse)	-	14,898	14,755	-	-
Repurchase agreements	-	-	-	-	46,550
Accrued interest payable	-	48	6	-	19
Accounts payable and other liabilities	5,810	4,538	4,048	4,038	2,838
Intangible liabilities, net	1,969	2,014	-	-	-
Dividends payable	20,691	20,687	26,817	22,986	19,155
Investment management fees payable to affiliate	3,426	3,470	3,488	3,373	3,345
Total liabilities	51,046	64,805	65,714	30,397	71,907

Stockholders' Equity:
Common stock, par value $0.01 per share, 1,000,000,000
authorized, 76,630,528, 76,620,112, 76,620,112, 76,620,112, 76,620,112 and, 76,620,112 shares issued and outstanding, respectively	766	766	766	766	766
Additional paid-in-capital	890,862	890,757	890,757	890,757	890,741
Accumulated other comprehensive income	-	-	-	4,397	2,748
Accumulated earnings	24,755	31,063	35,634	20,678	3,729
Total stockholders' equity	916,383	922,586	927,157	916,598	897,984
Total liabilities and stockholders' equity	$967,429	$987,391	$992,871	$946,995	$969,891
(1)	Derived from the audited consolidated statements of financial condition at December 31, 2011.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands, except share and per share data)

		For the	For the	For the
	For the	Quarter ended	Quarter ended	Quarter ended	For the Quarter
	Quarter ended	March 31,	December 31,	September 30,	ended June 30,
	June 30, 2012	2012	2011	2011	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net interest income:
Interest income	$17,678	$23,226	$41,568	$44,174	$13,055
Interest expense	(310)	(360)	(75)	(21)	(742)
Servicing fee	(114)	(115)	(142)	(213)	(154)
Net interest income	17,254	22,751	41,351	43,940	12,159

Other income:
Realized loss on sale of loan	(525)	-	-	-	-
Realized gains on sales of investments	-	-	4,556	-	13,925
Miscellaneous fee income	127	515	511	217	-
Rental income	811	712	238	-	-
Total other income	413	1,227	5,305	217	13,925

Other expenses:
Provision for loan losses	-	2,803	-	-	-
Management fee	3,426	3,471	3,560	3,373	3,345
General and administrative expenses	1,180	2,710	1,269	848	614
Amortization Expense	106	123	-	-	-
Depreciation expense	270	275	54	-	-
Total other expenses	4,982	9,382	4,883	4,221	3,959

Net income before income tax	12,685	14,596	41,773	39,936	22,125
Income tax	(32)	(1)	1	-	-
Net income from continuing operations	$12,653	$14,595	$41,774	$39,936	$22,125

Net (loss) income from discontinued operations (net of tax expense of $1,564, $295, $0, $0 and $0, respectively)	(46)	1,522	-	-	-
Gain on sale from discontinued operations	1,774	-	-	-	-

Net Income	$14,381	$16,117	$41,774	$39,936	$22,125

Net income per share-basic and diluted, continuing operations	$0.17	$0.19	$0.55	$0.52	$0.29
Net income per share-basic and diluted, discontinued operations	-	0.02	-	-	-
Net income per share-basic and diluted, gain on sale from discontinued operations	0.02	-	-	-	-
Net income per share-basic and diluted	$0.19	$0.21	$0.55	$0.52	$0.29
Dividend declared per share of common stock	0.27	0.27	0.35	0.30	0.25
Weighted average number of shares outstanding-basic and diluted	76,624,462	76,620,112	76,620,112	76,620,112	76,466,266
Comprehensive income:
Net income	$14,381	$16,117	$41,774	$39,936	$22,125
Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale	-	-	159	1,649	5,557
Reclassification adjustment for realized gains included in net income	-	-	(4,556)	-	(13,925)
Total other comprehensive income (loss)	-	-	(4,397)	1,649	(8,368)
Comprehensive income	$14,381	$16,117	$37,377	$41,585	$13,757

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands, except share and per share data)

	For the Six Months Ended
	June 30, 2012	June 30, 2011
	(unaudited)	(unaudited)

Net interest income:
Interest income	$40,904	$20,498
Interest expense	(670)	(2,274)
Servicing fees	(229)	(217)
Net interest income	40,005	18,007

Other income:
Realized loss on sale of loan	(525)	-
Realized gains on sales of investments	-	13,925
Miscellaneous fee income	642	-
Rental income	1,523	-
Total other income	1,640	13,925

Other expenses:
Provision for loan losses, net	2,803	127
Management fee	6,897	4,024
General and administrative expenses	3,890	1,093
Amortization expense	229	-
Depreciation expense	545	-
Total other expenses	14,364	5,244

Net income before income tax	27,281	26,688
Income tax	(33)	(1)
Net income from continuing operations	$27,248	$26,687

Net (loss) income from discontinued operations (net of tax expense of $1,859 and $0, respectively)	1,476	-
Gain on sale from discontinued operations	1,774	-

Net Income	$30,498	$26,687

Net income per share-basic and diluted, continuing operations	$0.36	$0.55
Net income per share-basic and diluted, discontinued operations	0.02	-
Net income per share-basic and diluted, gain on sale from discontinued operations	0.02	-
Net income per share-basic and diluted	$0.40	$0.55
Dividend declared per share of common stock	$0.54	$0.48
Weighted average number of shares outstanding-basic and diluted	76,622,287	48,365,968
Comprehensive income:
Net income	$30,498	$26,687
Other comprehensive income:
Unrealized gains (losses) on securities available-for-sale	-	6,198
Reclassification adjustment for realized gains included in net income	-	(13,925)
Total other comprehensive income (loss)	-	(7,727)
Comprehensive income	$30,498	$18,960

CONTACT:
CreXus Investment Corp.
Investor Relations
1-877-291-3453
www.crexusinvestment.com